Consent of Independent Registered Public Accounting Firm

To The Board of Directors of
RINO International Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 Amendment No. 4 our report dated March 30, 2009 relating to the consolidated financial statements of RINO International Corporation and Subsidiaries, which appear in the Annual Report on Form 10-K for the year ended December 31, 2008 and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for the year then ended.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/S/  Moore Stephens Wurth Frazer and Torbet, LLP

Brea, California
November 20, 2009